                              Consent of KPMG LLP

The Board of Directors
The Metzler Group, Inc.

We consent to incorporation by reference in the registration statement No. 333-30267) on Form S-8 of The Metzler Group, Inc. of our report dated February 10, 1999, relating to the consolidated balance sheets of The Metzler Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of The Metzler Group, Inc.


KPMG LLP

Chicago, Illinois
March 29, 1999